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                                   EXHIBIT 12

                         AVCO FINANCIAL SERVICES, INC.

                  STATEMENT OF COMPUTATION OF NUMBER OF TIMES
                              FIXED CHARGES EARNED

                         SIX MONTHS ENDED JUNE 30, 1995
                             (Thousands of dollars)


      Income
        Income before income taxes  . . . . . . . . . . . . . . . . . . . . $139,229
                                                                            --------

        Fixed charges to be added back to income -

          Interest and debt expense . . . . . . . . . . . . . . . . . . . .  229,502
          Rentals (one-third of all rent and related costs
            charged to income)  . . . . . . . . . . . . . . . . . . . . . .    7,655
                                                                            --------

              Total fixed charges . . . . . . . . . . . . . . . . . . . . .  237,157
                                                                            --------

      Income before income taxes and fixed charges  . . . . . . . . . . . . $376,386
                                                                            ========

      Ratio
        Number of times fixed charges covered by income
          before income taxes and fixed charges . . . . . . . . . . . . . .    1.6
                                                                               ===





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